Exhibit 99.3

Wells Real Estate Fund II Fact Sheet

DATA AS OF SEPTEMBER 30, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/2005	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
880 Holcomb Bridge Road	SOLD	14%	1/31/90	$6,689,802	7/1/04	$7,109,800	$952,801

Boeing at the Atrium	100%	60%	4/3/89	$12,776,245	N/A	N/A	N/A

Brookwood Grill	SOLD	59%	1/31/90	$1,819,463	7/1/04	$2,390,200	$1,385,488

Cherokee Commons	SOLD	51%	6/9/87	$8,907,596	10/1/01	$8,660,000	$4,275,779

Heritage Place – Office	53%	46%	9/4/86	$8,199,973	N/A	N/A	N/A

Heritage Place – Retail	SOLD	46%	9/4/86	$3,025,896	4/7/03	$3,400,000	$1,460,790

Louis Rose	0%	95%	5/9/88	$8,567,815	N/A	N/A	N/A

WEIGHTED AVERAGE	52%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	September 1986 – September 1988

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 8% B’s – Net loss until capital account reaches zero + Cash available for distribution over first 8%, up to 8%

A/B RATIO AT CLOSE OF OFFERING	78% to 22%

AMOUNT RAISED	$34,948,250

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund II is in the disposition-and-liquidation phase of its life cycle. We have now sold three assets and a portion of Heritage Place. We continue to aggressively pursue leasing opportunities that will increase occupancy at Heritage Place – Office and Louis Rose and that we believe will ultimately result in better sale prices for our investors.

With a number of properties sold, the General Partners are currently reserving operating cash and net sale proceeds to fund the re-leasing costs anticipated for the Louis Rose and Heritage Place – Office properties. Further, the General Partners anticipate continuing to hold operating distributions until Louis Rose and Heritage Place are fully re-leased. Once the outcome of the re-leasing efforts is known, the General Partners will evaluate if distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the fund’s overall performance to date.

Continued on reverse

Wells Real Estate Fund II Fact Sheet

DATA AS OF SEPTEMBER 30, 2005

Property Summary

•	The 880 Holcomb Bridge Road property was sold on July 1, 2004, and $952,801 in net sale proceeds has been allocated to Fund II. Of these proceeds, $5,278 was used to pay property management fees that had accrued since 1987. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose property, which is currently vacant, as well as the remaining vacant space at Heritage Place.

•	The Boeing at the Atrium property is currently 100% occupied by the Boeing/Shuttle Division of The Boeing Company. The existing lease extends through March 2008.

•	The Brookwood Grill property was sold on July 1, 2004, and $1,385,488 in net sale proceeds has been allocated to Fund II. Of these proceeds, $7,675 was used to pay property management fees that had accrued since 1987. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose and Heritage Place – Office properties.

•	The Cherokee Commons property was sold in 2001, and $4,275,779 of the net sale proceeds was allocated to the fund. A portion of the proceeds, $1,136,753, was used to fund the Partnership’s pro-rata share of re-leasing costs at the Boeing property in 2002 and 2003. In addition, $243,863 was used to pay property management fees that had accrued since 1987. The remaining proceeds have been reserved to fund the re-leasing costs for the Louis Rose and Heritage Place – Office properties.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003, and net sale proceeds of $1,460,790 were allocated to the fund. Of these proceeds, $23,749 was used to pay property management fees that had accrued since 1987. The remaining proceeds have been reserved to fund the re-leasing costs for Louis Rose and Heritage Place. The office component at Heritage Place is currently 53% leased, and our leasing efforts continue.

•	The Louis Rose property is currently vacant. We are aggressively working on re-leasing the building.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/04(3)
PER “A” UNIT	$250	$232	N/A	$0	N/A
PER “B” UNIT	$250	$11.71	$228	$0	N/A

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.
(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.
(3)	The unit values for Fund II are not available due to pending advice from legal counsel regarding the valuation approach.

ANNUALIZED YIELD — PER “A” UNIT AT $250 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	Reserved	Reserved	Reserved	—	—
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	Reserved	Reserved	Reserved	Reserved	0.00%
2002	Reserved	Reserved	Reserved	Reserved	0.00%
2001	7.00%	3.50%	2.75%	Reserved	3.31%
2000	7.00%	7.25%	7.00%	7.00%	7.06%
1999	5.96%	5.49%	6.50%	7.00%	6.24%
1998	5.64%	5.96%	5.68%	4.96%	5.56%
1997	Reserved	Reserved	4.84%	4.76%	2.40%
1996	7.32%	6.72%	2.24%	2.24%	4.63%
1995	6.44%	6.96%	7.28%	7.08%	6.94%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2004	2003	2002	2001	2000	1999
-4.05%*	0.00%	0.00%	0.00%	0.00%	0.00%

*	Negative percentage due to income allocation.

For a more detailed quarterly financial report, please refer to Fund II’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROQ3FCTSH05-10	© 2005 Wells Real Estate Funds